AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
Dated as of June 23, 2017

Among
THE FINANCIAL INSTITUTIONS PARTY HERETO,
as the Lenders,
and
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Administrative Agent,
and
SUNPOWER CORPORATION,
as Borrower
____________________________

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Sole Lead Arranger and Sole Bookrunner

SCHEDULES:
Schedule 1        Commitment Schedule

EXHIBITS:
Exhibit A        Form of Administrative Questionnaire
Exhibit B        Form of Assignment and Assumption
Exhibit C        [Reserved]
Exhibit D        Form of Effective Date Certificate
Exhibit E        Form of Borrowing Request
Exhibit F        Form of Promissory Note
Exhibit G        Form of Opinion of Counsel to the Borrower
Exhibit H        [Reserved]
Exhibit I        Form of Parent Guaranty
Exhibit J        [Reserved]
Exhibit K        Form of Cash Collateral Agreement

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of June 23, 2017 (this “Agreement”) is made by and among SunPower Corporation, a Delaware corporation (the “Borrower”), the financial institutions parties hereto from time to time (the “Lenders”), and Crédit Agricole Corporate and Investment Bank (“Crédit Agricole CIB”), as Administrative Agent (in such capacity, the “Agent”) and as Security Agent (in such capacity, the “Security Agent”).
RECITALS
WHEREAS, the Borrower, the Lenders, the Administrative Agent and the Security Agent are parties to the Revolving Credit Agreement dated as of July 3, 2013 (as amended by the First Amendment dated as of August 26, 2014, the Second Amendment dated as of February 17, 2016, the Third Amendment dated as of March 18, 2016 and the Fourth Amendment dated as of November 8, 2016, the “Existing Credit Agreement”);
WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement in its entirety as set forth herein, which amendment and restatement shall become effective upon the Effective Date;
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations outstanding on the Effective Date as contemplated hereby; and
WHEREAS, it is the intent of the Borrower to confirm that all Obligations, as amended hereby, shall continue in full force and effect and that, from and after the date of this Agreement, all references to the “Credit Agreement” contained in the Loan Documents shall be deemed to refer to this Agreement.
Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2016 Fee Letter” means the Fee Letter by and between the Agent and the Borrower, dated February 17, 2016.
“2017 Fee Letter” means the Fee Letter by and between Crédit Agricole CIB and the Borrower, dated on or about the Effective Date.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, for any Interest Period, the rate per annum equal to the rate obtained by dividing (i) the LIBO Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves).
“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Agent.
“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agent” has the meaning assigned to such term in the preamble to this Agreement.
“Agent Engagement Letter” means that certain Engagement Letter dated May 29, 2013 by and between the Borrower and the Agent.
“Agent Fees” has the meaning assigned to such term in Section 2.10(c).
“Agent Parties” has the meaning assigned to such term in Section 9.01.
“Agents” means the Agent and the Security Agent.

“Aggregate Revolving Credit Exposure” means the aggregate amount of the Lenders’ Revolving Credit Exposures.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the LIBO Rate for a period of one month commencing on such day (which rate shall in no event be less than zero) plus 1%. If the Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms of the definition of “Federal Funds Effective Rate”, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption, including, but not limited to, the Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended, and the rules and regulations thereunder.
“Applicable Percentage” means, with respect to any Lender, the percentage obtained by dividing (a) the Revolving Credit Exposure of such Lender (or, if no Credit Extensions are then outstanding, the Revolving Credit Commitment of such Lender) by (b) the Aggregate Revolving Credit Exposure (or, if no Credit Extensions are then outstanding, the Total Revolving Credit Commitment).
“Applicable Rate” means, for any day on and after the Effective Date, (i) with respect to any LIBO Rate Loan, 0.60%, (ii) with respect to any ABR Loan, 0.25%, and (iii) with respect to the Commitment Fees, 0.06%.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit B or any other form approved by the Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Banks” means (a) the Lenders listed on the Commitment Schedule and (b) any Lender that shall have become a party hereto pursuant to an Assignment and Assumption. For the avoidance of doubt, references herein to Banks shall not include any Lender that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership and (c) with respect to any other Person, the board, managers or committee of such Person serving a similar function.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“Borrowing” means any Loans of the same Type made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit E, or such other form as shall be approved by the Agent.
“Business Day” means a day of the year other than (a) Saturdays, (b) Sundays or (c) any day on which banks are required or authorized by law to close in either or both of New York or Paris, France; provided that, when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Agreement” means a cash collateral agreement executed by the Borrower in favor of the Security Agent and substantially in the form attached hereto as Exhibit K.
“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Agent. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Control” means Total S.A. shall fail to directly or indirectly beneficially own or control at least 50.1% of the voting power represented by the issued and outstanding Equity Interests of the Borrower.
“Change in Control Amendment” means a Change in Control Amendment implementing the adoption of a Substitute Basis.
“Change in Control Amendment Date” has the meaning assigned to such term in Section 2.20(b).
“Change in Law” means (a) the adoption of any treaty, international agreement, law, rule, or regulation after the date of this Agreement, (b) any change in any treaty, international agreement, law, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Agent or any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by the corporation controlling such Lender, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority (provided that compliance with such request, guideline or directive is in accord with the general practice of Persons to whom such request, guideline or directive is intended to apply) made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case referred to in clause (i) or (ii) be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means July 3, 2013.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any references to any Code section shall include references to the Treasury Regulations promulgated thereunder.

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).
“Commitment Schedule” means the Schedule attached as Schedule 1 to this Agreement, as such Schedule may be amended from time to time in accordance with the terms of this Agreement.
“Communications” has the meaning assigned to such term in Section 9.01(e)(ii).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Credit Date” means the date of a Credit Extension.
“Credit Extension” means the making of a Loan.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Defaulting Lender” means any Lender that (a) defaults in its obligation to extend credit (including funding all or any portion of its Loans) or pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date on which such credit is required to be extended, or such payment is required to be made, by it hereunder, (b) has notified the Agent or the Borrower in writing that it does not intend to satisfy any such obligations or has made a public statement with respect to any such obligations hereunder or generally with respect to all agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), (d) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a direct or indirect parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Dollars” or “$” refers to lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which each of the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Effective Date Certificate” means a certificate substantially in the form of Exhibit D.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, or (c) an Approved Fund; provided that neither the Borrower nor any Affiliate thereof shall qualify as an Eligible Assignee.
“Equity Interests” means shares of capital stock, general or limited partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower within the meaning of Section 4001 of ERISA, or that, together with the Borrower, is treated as a single employer under Section 414(b), or (c), (m) or (o) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to meet the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA, in each case, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) a determination that any Plan or Multiemployer Plan is, or is expected to be, in at-risk status (within the meaning of Title IV of ERISA), or (i) the filing of a notice of intent to terminate or the termination of any Plan under Section 4041(c) of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Taxes” means, with respect to a Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) (i) income or franchise Taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Recipient is located, (c) in the case of a Lender, any U.S. Federal withholding Taxes attributable to such

Lender’s failure to comply with Section 2.15(f), (d) except in the case of an assignee pursuant to a request by the Borrower under Section 2.17(b), any U.S. Federal withholding Tax that is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.15(a) and (e) any U.S. Federal withholding Taxes imposed by FATCA.
“Existing Credit Agreement” has the meaning assigned to such term in the recitals.
“Exiting Bank” means a Lender who declines to participate in making its Revolving Credit Commitment available on a Substitute Basis.
“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s‑length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Borrower acting reasonably and in good faith.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Borrower (which rate shall in no event be less than zero).
“Fee Letters” means (i) that certain Upfront Fee Letter dated May 29, 2013 by and among the Borrower and the Agent, (ii) the Agent Engagement Letter, (iii) the 2016 Fee Letter and (iv) the 2017 Fee Letter.
“Fees” means the Commitment Fees and the Agent Fees.
“Financial Officer” means the chief financial officer, treasurer or controller of the Borrower.

“First Amendment” means the First Amendment to Revolving Credit Agreement relating to the Existing Credit Agreement dated as of August 26, 2014, by and among the Borrower, the Agent and the Lenders listed on the signature pages thereof.
“First Amendment Effective Date” means the “Effective Date” under and as defined in the First Amendment.
“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, (a) except as otherwise expressly provided in this Agreement, as in effect as of the Closing Date, and (b) with respect to all financial statements and reports required to be delivered under the Loan Documents, as in effect from time to time.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means any supra-national body, the government of the United States of America, any other nation or any political subdivision of any thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranteed Amount” means, at any time, the maximum amount of Obligations guaranteed by the Parent Guarantor at such time under the Parent Guaranty.
“Historical Financial Statements” has the meaning assigned to such term in Section 3.04.
“Indebtedness” means, as applied to any Person, without duplication (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable and accrued expenses incurred in the ordinary course of business determined in accordance with GAAP), (iv) all obligations with respect to capital leases, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all non-contingent reimbursement and other payment obligations in respect of letters of credit and similar surety instruments (including construction performance bonds),

(vii) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (ix) any obligations with respect to tax equity or similar financing arrangements, and (x) (1) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (2) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, and (3) any liability (contingent or otherwise) of such Person for an obligation of another Person with respect to Indebtedness listed in clauses (i) through (ix) above, including any agreement (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of such other Person.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Information” has the meaning set forth in Section 9.11.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date, and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period (or if such day is not a Business Day, the next succeeding Business Day).
“Interest Period” means with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent agreed to by each relevant Lender, nine or twelve months) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, with respect to any LIBO Rate Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period.
“IRS” means the United States Internal Revenue Service.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.
“Lenders” means the Persons listed as Lenders on the Commitment Schedule and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.
“LIBO Rate” means, with respect to any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion (in each case, the “Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that if the Screen Rate shall not be available at such time for such Interest Period with respect to Dollars, then the LIBO Rate shall be the Interpolated Rate. If the LIBO Rate (as determined pursuant to the foregoing provisions of this definition) for any Interest Period is below zero, then the LIBO Rate for such Interest Period shall be deemed to be zero.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, collateral assignment, encumbrance, deposit arrangement, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Parent Guaranty, the Cash Collateral Agreement, each Fee Letter and any promissory notes issued pursuant to this

Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.
“Loan Party” means the Borrower and the Parent Guarantor, and “Loan Parties” shall mean all such Persons, collectively.
“Loans” means the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(a).
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents, or (c) the ability of any Loan Party to perform its obligations under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than (i) the Loans, (ii) any non-recourse Indebtedness, and (iii) any Indebtedness as to which the holders of such Indebtedness have recourse only to any one or more Project Finance Subsidiaries, including any such Project Finance Subsidiaries’ assets, but without recourse to the Borrower other than Permitted Project Recourse) for borrowed money (including notes, bonds and other similar instruments) and reimbursement obligations in respect of drawn letters of credit of the Borrower in an aggregate principal amount outstanding exceeding $70,000,000.
“Maximum Amount Due” means, at any time, the sum of (i) the aggregate principal amount of all outstanding Loans at such time plus (ii) the total amount of interest to be paid on such Loans and Commitment Fees to be paid on any unutilized Revolving Credit Commitments, in each case, from such time through and until the Scheduled Maturity Date (assuming no repayments or prepayments of such Loans) plus (iii) the amount of all due but unpaid interest, fees, costs and expenses under any Loan Document at such time plus (iv) the amount of any other fees, costs and expenses reasonably expected to be incurred by the Borrower under or in connection with any Loan Document from such time through and until the Scheduled Maturity Date.
“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA then, or at any time during the previous five years maintained for, or contributed to (or for which there was an obligation to contribute) on behalf of, employees of the Borrower or any ERISA Affiliate.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Controlled Subsidiary” means, at any time, any Subsidiary not controlled by Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“obligations” means, for purposes of the definition of the term “Indebtedness”, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Obligations” means all obligations, liabilities, and Indebtedness of every nature of the Borrower from time to time owing to the Agent or any Lender, under or in connection with this Agreement or any other Loan Document, in each case whether primary, secondary, direct, indirect, contingent, fixed or otherwise, including interest accruing at the rate provided in the applicable Loan Document on or after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
“Parent Guarantor” means Total S.A., a société anonyme organized under the laws of the Republic of France.
“Parent Guaranty” means the guaranty executed by the Parent Guarantor in favor of the Agent and substantially in the form attached hereto as Exhibit I.
“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(i).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Project Recourse” means (a) limited guarantees and side letters from the Borrower in respect of any Indebtedness of any Project Finance Subsidiary which do not guarantee obligations for borrowed money (including notes, bonds and other similar instruments), operating lease obligations, Capital Lease Obligations or reimbursement or other payment obligations in respect of letters of credit (including, without limitation, equipment, procurement and construction, operations and maintenance, asset management, liquidated damages and managing member and tax indemnity undertakings), and (b) pledges of Equity Interests in Project Finance Subsidiaries (or direct or indirect owners of Project Finance Subsidiaries) or other limited guarantees or side letters provided that the holders of such Indebtedness have acknowledged that they will not have any recourse to the assets or Equity Interests (other than as specified in this clause (b)) of any the Borrower.
“Person” means an individual, partnership, corporation, association, limited liability company, unincorporated organization, trust or Joint Venture, or a governmental agency or political subdivision thereof.
“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA then, or at any time during the past five years, sponsored, maintained or contributed to (or to which there is or was an obligation to contribute) on behalf of employees of the Borrower or any ERISA Affiliate.
“Platform” has the meaning assigned to such term in Section 9.01(e)(i).
“Prime Rate” means the rate of interest per annum determined from time to time by the Agent as its base rate in effect at its principal office in New York City and notified to the Borrower (which Borrower acknowledges is not necessarily Lender's lowest rate).
“Project Finance Subsidiary” means a limited purpose Subsidiary of the Borrower established in connection with the construction of a solar project, or the sale of solar equipment and/or energy.
“Recipient” means (a) the Agent or (b) any Lender, as applicable.
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means at any time, Lenders that have Revolving Credit Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Revolving Credit Exposure and unused Revolving Credit Commitments; provided that the Revolving Credit Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
“Required Payment” has the meaning assigned thereto in Section 9.02(c).
“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Lender, as applicable, as the same may be (i) reduced from time to time pursuant to Section 2.06 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender.

“Revolving Credit Maturity Date” means the earliest to occur of (i) the Scheduled Maturity Date, (ii) the date the Revolving Credit Commitments are permanently reduced to zero pursuant to Section 2.06(b), and (iii) the date of the termination of the Revolving Credit Commitments pursuant to Section 2.20 or Article VII.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.
“Sanctioned Country” means a country or territory which is itself the subject or target of comprehensive countrywide or territory-wide Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means (a) any Person that is the target or subject of Sanctions or listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State) or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Scheduled Maturity Date” means the date falling five years after the First Amendment Effective Date.
“Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate” in this Section 1.01.
“Second Amendment” means the Second Amendment to Revolving Credit Agreement relating to the Existing Credit Agreement dated as of February 17, 2016, by and among the Borrower, the Agent and the Lenders listed on the signature pages thereof.
“Second Amendment Effective Date” means the “Effective Date” under and as defined in the Second Amendment.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Agent” has the meaning assigned to such term in the recitals to this Agreement.

“Security Agreement” means that certain Security Agreement dated as of January 31, 2014 among the Borrower, certain of its Subsidiaries and the Security Agent, as amended by the First Amendment to Security Agreement dated as of the Second Amendment Effective Date.
“Solvent”, with respect to any Person, means that as of the date of determination (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person, (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (c) such Person does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Spot Rate” for a currency means the rate determined by the Agent as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if it does not have as of the date of determination a spot buying rate for any such currency.
“subsidiary” with respect to any Person, means:
(i)any corporation of which the outstanding Equity Interests having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly by such Person; or
(ii)    any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.
“Subsidiary” means, unless the context otherwise requires, a Subsidiary of the Borrower.
“Subsidiary Guarantor” has the meaning assigned to such term in the Existing Credit Agreement, before giving effect to this Agreement.
“Subsidiary Guaranty” means the subsidiary guaranty executed by each Subsidiary Guarantor.

“Substitute Basis” has the meaning set forth in Section 2.20(a).
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, similar charges or withholdings imposed by any Governmental Authority.
“Total Revolving Credit Commitment” means, at any time, the aggregate amount of Revolving Credit Commitments, as in effect at such time, being $300,000,000 as of the Effective Date.
“Total Utilization of Revolving Credit Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Loans.
“Transactions” means, collectively, the execution, delivery and performance by the Borrower of the Loan Documents, the making of the Credit Extensions hereunder, and the use of proceeds thereof in accordance with the terms hereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning specified in Section 2.15(f).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower or the Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBO Rate Loan”). Borrowings may also be classified and referred to by Type (e.g., a “LIBO Rate Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.    Effectuation of Transactions. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.
SECTION 1.05.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or, if not defined in GAAP (as determined by the Borrower in good faith) as determined by the Borrower in good faith, as in effect from time to time; provided that, to the extent set forth in clause (c) of the definition of “GAAP”, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision thereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith..
ARTICLE II

The Credits
SECTION 2.01.    Loan Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make Loans to the Borrower, at any time and from time to time after the Effective Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; provided that at no time shall the aggregate principal amount of all outstanding Loans exceed 95.0% of the Guaranteed Amount or the Maximum Amount Due exceed the Guaranteed Amount. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Loans.
(b)    The Revolving Credit Commitment of each Lender as of the Effective Date is specified on the Commitment Schedule then in effect on such date.
SECTION 2.02.    Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their applicable Revolving Credit Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Credit Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) in an integral multiple of $1,000,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Revolving Credit Commitments.
(b)    Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, and (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBO Rate or increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.13 shall apply).
(c)    At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Each ABR Borrowing when made shall be in a minimum principal amount of $1,000,000; provided that an ABR Borrowing may be maintained in a lesser amount equal to the difference between the aggregate principal amount of all other Borrowings and the total amount of Loans at such time outstanding. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.
SECTION 2.03.    Requests for Borrowing. In order to request a Borrowing, the Borrower shall notify the Agent of such request either in writing by delivery of a Borrowing Request (by hand, electronic mail, or facsimile) signed by the Borrower or by telephone (to be confirmed promptly by hand delivery, electronic mail, or facsimile of written notice) not later than 11:00 a.m., New York City time, (A) in the case of a LIBO Rate Borrowing, three (3) Business Days before a proposed Borrowing (or such later time on such Business Day as shall be acceptable to the Agent) and (B) in the case of an ABR Borrowing, one (1) Business Day before a proposed Borrowing (or such later time as shall be acceptable to the Agent and each Lender). Each such telephonic and written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.01:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the aggregate principal amount of all Borrowings scheduled to be outstanding as of the date of the requested Borrowing (including, for this purpose, the principal amount of such requested Borrowing);
(iii)    the date of the Borrowing, which shall be a Business Day;
(iv)    the Guaranteed Amount (and 95% of the Guaranteed Amount) as of the date of the Borrowing;

(v)    whether the Borrowing then being requested is to be an ABR Borrowing or a LIBO Rate Borrowing;
(vi)    in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vii)    the location and number of the Borrower’s account to which funds are to be disbursed;
provided, however, that notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02 and Section 2.04.
(b)    If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section 2.03 (but in any event on the same day such Borrowing Request is received by the Agent), the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 (noon), New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders.
(b)    Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on the date of such Borrowing in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its

Revolving Credit Commitments or to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
SECTION 2.05.    Type; Interest Elections. (a) Loans shall initially be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert all or any portion of any Borrowing (subject to the minimum amounts for Borrowings of the applicable Type specified in Section 2.02(c)) to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section 2.05, the Borrower shall notify the Agent of such election by telephone (i) in the case of an election to convert to or continue as a LIBO Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed conversion or continuation or (ii) in the case of an election to convert to or continue as an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed conversion or continuation. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail, or facsimile to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv)    if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default of the type set forth in clause (a) or (b) of Article VII (without giving effect to any grace period set forth therein) has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the then current Interest Period applicable thereto.
SECTION 2.06.    Termination and Reduction of Commitments. (a) The Revolving Credit Commitments shall automatically terminate on the Revolving Credit Maturity Date and as set forth in Section 2.20.
(b)    Upon at least three Business Days’ prior irrevocable written or fax notice (or telephonic notice promptly confirmed by written notice) to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000, (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time, (iii) the Borrower may condition a notice of termination of all of the Revolving Credit Commitments upon the effectiveness of a replacement financing, and (iv) the Borrower may condition a notice of termination of the Revolving Credit Commitments (or, if applicable, the Revolving Credit Commitments of the Exiting Banks) upon the consummation of a Change in Control.
(c)    Each reduction in the Revolving Credit Commitments hereunder, other than a reduction resulting from the termination of the Exiting Banks’ Revolving Credit Commitments in connection with a Change in Control Amendment, shall be made ratably among the Lenders in accordance with their respective Revolving Credit

Commitments. The Borrower shall pay to the Agent for the account of the applicable Lenders, on the date of termination of the Revolving Credit Commitments (or the Exiting Banks’ Revolving Credit Commitments, as the case may be), all accrued and unpaid Commitment Fees relating to the same but excluding the date of such termination.
SECTION 2.07.    Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to each Lender, through the Agent, the then unpaid principal amount of each Loan of such Lender on the Revolving Credit Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form of Exhibit F hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
SECTION 2.08.    Optional Prepayment of Loans. (a) Upon prior notice in accordance with clause (b) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (but subject to Section 2.14); provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(b)    The Borrower shall notify the Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBO Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of prepayment. Each such notice shall be irrevocable (except in the case of a repayment in full of all of the Obligations, which may be conditioned upon the effectiveness of a new financing) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing; provided that any prepayments made to Exiting Banks in connection with a termination of their Revolving Credit Commitments shall be applied ratably to the applicable Loans of such Exiting Banks. Prepayments shall be accompanied by accrued interest as required by Section 2.11 and any prepayment of LIBO Rate Loans shall be subject to the provisions of Section 2.14; provided, however, that in the case of a prepayment of an ABR Loan that is not made in connection with a termination of the Revolving Credit Commitments, the accrued and unpaid interest on the principal amount prepaid shall be payable on the next scheduled Interest Payment Date with respect to such ABR Loan.
SECTION 2.09.    Mandatory Prepayment of Loans; Application of Payments after Event of Default. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings, together with accrued interest thereon, accrued Fees and all other amounts payable to the Lenders hereunder.
(b)    If at any time (i) the Aggregate Revolving Credit Exposure exceeds the lower of (1) the Total Revolving Credit Commitment and (2) 95.0% of the Guaranteed Amount, or (ii) the Maximum Amount Due exceeds the Guaranteed Amount, then the Borrower shall repay or prepay Borrowings in an amount sufficient to eliminate such excess.
(c)    Upon the occurrence and during the continuation of an Event of Default, if requested by Required Lenders, or upon acceleration of the Obligations pursuant to Article VII, all payments received by the Agent, whether from the Borrower or the Parent Guarantor may, in the discretion of the Agent, be applied in full or in part by the Agents, in each case in the following order of priority:

i.
to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by the Agent in connection therewith, and all amounts for which the Agent are entitled to compensation (including the fees described in Section 2.10), reimbursement and indemnification under any Loan Document and all advances made by the Agent thereunder for the account of the Borrower, and to the payment of all costs and expenses paid or incurred by the Agents in connection with the Loan Documents, all in accordance with Section 9.03 and the other terms of this Agreement and the Loan Documents;

ii.	thereafter, to the payment of all Loans to the full extent thereof (with accrued interest being paid in full prior to application of amounts to pay principal); and

iii.	thereafter, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
SECTION 2.10.    Fees. (a) The Borrower agrees to pay to each Non-Defaulting Lender, through the Agent, a commitment fee (a “Commitment Fee”) equal to the Applicable Rate per annum in effect from time to time on the daily unused amount of the Revolving Credit Commitments of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitments of such Lender shall expire or be terminated). The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the Revolving Credit Commitments of such Lender shall expire or be terminated as provided herein.
(b)    The fee referred to in Section 2.10(a) shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable in Dollars. The fee referred to in Section 2.10(a) shall be payable quarterly in arrears on the last Business Day of March, June, September and December in each year and on each date on which any Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein.
(c)    The Borrower agrees to pay to the Agent, for its own account, the agency fees set forth in the Fee Letters, or such agency fees as may otherwise be separately agreed upon by the Borrower and the Agent payable in the amounts and at the times specified therein or as so otherwise agreed upon (the “Agent Fees”).
(d)    All Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Lenders.

SECTION 2.11.    Interest    . (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each LIBO Rate Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default referred to in clauses (a), (b), (g), and (h) of Article VII, at the written request of the Required Lenders, any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in clause (a) of this Section. Payment or acceptance of the increased rates of interest provided for in this Section 2.11(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Lender.
(d)    Accrued interest on each Loan shall be payable to the applicable Lenders, through the Agent, in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.12.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:
(a)    the Agent determines (which determination shall be conclusive absent manifest error) that dollar deposits in the principal amount of the Loans comprising such Borrowing are not generally available in the London interbank market;

(b)    the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(c)    the Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a LIBO Rate Borrowing pursuant to Section 2.03 or 2.05 shall be deemed to be a request for an ABR Borrowing. In the event that the Agent shall give such a notice, the Borrower and the Agent (in consultation with the Lenders) shall promptly enter into negotiations in good faith with a view to agreeing on an alternative basis acceptable to the Borrower and the Lenders for the interest rate which shall be applicable to future LIBO Rate Borrowings.
SECTION 2.13.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any LIBO Rate Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), in each case by an amount the Lender or other Recipient reasonably determines to be material, then, following delivery of the certificate contemplated by clause (c) of this Section, within fifteen (15) days after demand the Borrower will pay to such Lender or other Recipient such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs incurred or reduction suffered (except for (i) any increased cost in respect of which a Lender is entitled to compensation under any other provision of this Agreement, (ii) any payment to the extent that it is attributable to the requirement of any Governmental Authority which regulates a Lender or its holding company which is imposed by reason of the quality of such Lender’s assets or those of its holding company and not generally imposed on all entities of the same kind regulated by the same authority, or (iii) any increased cost arising by reason of a Lender voluntarily breaching any lending limit or other similar restriction imposed by any provision of any relevant law or regulation after the introduction thereof).
(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Credit Extensions made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (excluding, for purposes of this Section, any such increased costs resulting from any change to the extent that it is attributable to the requirement of any Governmental Authority which regulates a Lender or its holding company which is imposed by reason of the quality of such Lender’s assets or those of its holding company and not generally imposed on all entities of the same kind regulated by the same authority) other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.15 (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by clause (c) of this Section the Borrower will within fifteen (15) days after demand pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in clause (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14.    Break Funding Payments. In the event of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Loan or the conversion of the Interest Period with respect to any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBO Rate Loan, such loss, cost or expense to any Lender shall not include loss of profit or margin and shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.15.    Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions (including such deductions applicable to additional sums payable under this Section), the Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount so deducted to the relevant Governmental Authority in accordance with applicable law. If at any time the Borrower is required by applicable law to make any deduction or withholding from any sum payable hereunder, the Borrower shall promptly notify the relevant Recipient upon becoming aware of the same. In addition, each Recipient shall promptly notify the Borrower upon becoming aware of any circumstances as a result of which the Borrower is or would be required to make any deduction or withholding from any sum payable hereunder.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    The Borrower shall indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Recipient on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes (or related penalties, interest, or additions to tax) were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Agent, within ten (10) days after written demand therefor, for the full amount of any Excluded Taxes paid by the Agent on behalf of such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Lender by the Agent shall be conclusive absent manifest error.
(e)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(f)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times as reasonably requested by the Borrower or the Agent, such properly completed and executed documentation as reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate.
(ii)    Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the Borrower (with a copy to the Agent), on or prior to the date on which such Lender becomes a party hereto, two duly signed, properly completed copies of whichever of the following is applicable:

(A)	in the case of a Lender that is not a Foreign Lender, IRS Form W‑9;

(B)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)
in the case of a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E)
in the case of a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a Participant) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D), (F) and (G) of this clause (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under

Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners;

(F)
if a payment made to a Foreign Lender under any Loan Document would be subject to any withholding Taxes as a result of such Foreign Lender’s failure to comply with the requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Foreign Lender has or has not complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment; or

(G)
any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)    Thereafter and from time to time, each Foreign Lender shall, if it is legally eligible to do so, (A) promptly submit to the Borrower (with a copy to the Agent) such additional duly completed and signed copies of one or more of the forms or certificates described in Section 2.15(f)(ii)(A), (B), (C), (D) or (E) above (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Agent of any available exemption from, or reduction of, United States withholding Taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, or any other Loan Document, in each case, (1) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and (2) from time to time thereafter if reasonably requested by the Borrower or the Agent, and (B) promptly notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(g)    If the Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or the Parent Guarantor or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15 or the Parent Guarantor has paid additional amounts pursuant to the Parent Guaranty, it shall reimburse to the Borrower or the Parent Guarantor, as the case may be, such amount as the Agent or such Lender determines to be the proportion (but not more than 100%) of such refund as will leave the Agent or such Lender (after that reimbursement) in no better or worse position in respect of the worldwide liability for Taxes or Other Taxes of the Agent, or such Lender (including in each case its Affiliates) than it would have been if no such indemnity had been required under this Section. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower, the Parent Guarantor or any other Person.
SECTION 2.16.    Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder and under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 (noon), New York City time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent to the applicable account designated to the Borrower by the Agent, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it, except as otherwise provided, for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment.
(b)    If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any subsidiary thereof (as to which the provisions of this clause shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(c)    Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
(d)    If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(a), 2.16(c) or 9.03(c), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(e)    Except as otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Revolving Credit Commitments (or, if such Revolving Credit Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).
SECTION 2.17.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the

Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    In the event (i) any Lender requests compensation under Section 2.13 and such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(a), or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 and such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(a), or (iii) any Lender becomes a Defaulting Lender or an Exiting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or Section 2.15) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued Fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and Fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.18.    Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBO Rate Loans, then, on notice thereof by such Lender to the Borrower through the Agent, any obligations of such Lender to make or continue LIBO Rate Loans or to convert ABR Borrowings to LIBO Rate Borrowings shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist and until such notice is given by such Lender, the Borrower shall only request ABR Borrowings from such Lender. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Agent), either convert all LIBO Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.
SECTION 2.19.    [Reserved].
SECTION 2.20.    Change in Control. (a) If a Change in Control occurs prior to expiration or termination of the Revolving Credit Commitments, the Borrower shall promptly so notify the Agent. The Agent shall promptly, following receipt of such notice from the Borrower or upon determining independently that a Change in Control has occurred, give notice thereof to each of the Banks (with a copy to the Borrower). Upon the Borrower or the Agent giving any such notice, (i) the Revolving Credit Commitments shall be suspended and no Credit Extensions shall be made until the effectiveness of a Change in Control Amendment, if any, in accordance with this Section 2.20, and (ii) the Agent (in consultation with the Banks) and the Borrower may enter into negotiations in good faith with a view to agreeing on a revised basis for making Credit Extensions available to the Borrower hereunder consistent with terms and conditions and market practice for similarly situated borrowers (a “Substitute Basis”).
(b)    If, before the expiration of thirty (30) days from the date of such notice from the Agent (the “Review Period”), the Borrower and the Required Lenders shall agree on a Substitute Basis, then the Agent shall promptly so notify the Banks. Each Bank must then notify the Agent within five days whether such Lender will participate in future Credit Extensions made under a Substitute Basis and, in the case of each Lender, whether such Lender is an Exiting Bank. Each Bank agrees that it will be deemed to be an Exiting Bank if it does not provide such notice to the Agent on a timely basis. Within the later of (i) five days of receipt by the Agent of such notifications from all of the Banks and (ii) the expiration of the Review Period (the “Change in Control Amendment Date”), the Borrower, the Agent and each non-Exiting Bank shall enter into a Change in Control Amendment and such other documentation as the Agent shall reasonably specify to evidence the Substitute Basis and revised terms and conditions, in each case in form and substance satisfactory to the Borrower, the Agent and each Lender party thereto. If the Borrower and the Required Lenders do not agree on a Substitute Basis before the end of the Review Period, then (i) the Agent shall so notify the Banks, (ii) the Borrower shall prepay all principal, interest, Fees and other Obligations relating to the Credit Extensions within five days of the end of the Review Period and (iii) all of the Revolving Credit Commitments shall automatically be terminated on such date.
(c)    Each Bank shall be entitled to agree or decline to participate in its sole discretion in future Credit Extensions made under a Substitute Basis. On the Change in Control Amendment Date and as a condition to the effectiveness of any Change in Control Amendment, each Exiting Bank shall (i) have its Revolving Credit Commitment terminated or be replaced as a Lender pursuant to and in accordance with Section 2.17(b) and (ii) receive payment in full of all amounts then outstanding in respect of principal, interest, Fees and other Obligations relating to its Credit Extensions, whether pursuant to Section 2.17(b) or otherwise. Upon the effectiveness of any Change in Control Amendment (i) this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Change in Control Amendment, evidenced thereby as provided for in Section 9.02, and (ii) each Exiting Bank shall no longer be a party to this Agreement.
(d)    Nothing in this Section 2.20 shall limit or otherwise modify (i) the obligation of the Borrower to satisfy all of its Obligations on the Revolving Credit Maturity Date or (ii) the rights and remedies of the Agents and the Lenders under Article VII.
SECTION 2.21.    [Reserved]
SECTION 2.22.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such

Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Revolving Credit Commitments.
(ii)    Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Revolving Credit Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
ARTICLE III

Representations and Warranties
The Borrower represents and warrants to the Agent and each of the Lenders that:

SECTION 3.01.    Organization; Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02.    Authorization; Enforceability. The Transactions are within the Borrower’s organizational powers and have been duly authorized by all its necessary organizational action. Each Loan Document (other than the Parent Guaranty) has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.
SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except to the extent that any such failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to the Borrower, (c) will not violate or result in a default under any other material indenture, agreement or other instrument binding upon the Borrower or any of its respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower.
SECTION 3.04.    Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended December 31, 2016, reported on by Ernst & Young LLP, independent public accountants (collectively, the “Historical Financial Statements”). Such Historical Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP.
SECTION 3.05.    Properties. The Borrower has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties and has good and marketable title to its personal property and assets, in each case, except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06.    Litigation. Except as disclosed in the Borrower’s filings with the SEC from time to time, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 3.07.    Compliance with Laws and Agreements; Licenses and Permits. The Borrower is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08.    Investment Company Status. The Borrower is not an “investment company” as defined in, and is not required to be registered under, the Investment Company Act of 1940.
SECTION 3.09.    Taxes. The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.    ERISA. No ERISA Event has occurred and is continuing or is reasonably expected to occur that either on its own or, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.
SECTION 3.11.    [Reserved].
SECTION 3.12.    Federal Reserve Regulations. (a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.
SECTION 3.13.    USA PATRIOT Act and Other Regulations. To the extent applicable, the Borrower is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the USA PATRIOT Act.
SECTION 3.14.    [Reserved].
SECTION 3.15.    Disclosure. No exhibit, report or other writing furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of this Agreement or pursuant to the terms of the Loan Documents (as modified or supplemented by other information so furnished) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of the date it was dated (or if not dated, so delivered); provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Agent and the Lenders recognize and acknowledge that such projected financial information is not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.
SECTION 3.16.    Solvency. The Borrower is, and (after giving effect to the incurrence of any Obligations by the Borrower on any date on which this representation is made) will be, Solvent.
SECTION 3.17.    [Reserved].
SECTION 3.18.    [Reserved].
SECTION 3.19.    [Reserved].
SECTION 3.20.    Anti-Corruption Laws and Sanctions. The Borrower and each Subsidiary is in compliance, in all material respects, with Anti-Corruption Laws and Sanctions and are not engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. Policies and procedures the Borrower believes are designed to ensure compliance by its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions have been implemented, and are maintained in effect, by the Borrower or otherwise on behalf of its Subsidiaries. None of (a) the Borrower, any or any of their respective directors, officers or employees (except any director, officer or employee of a Non-Controlled Subsidiary appointed by a Person that is not an Affiliate of the Borrower), or (b) to the knowledge of the Borrower, any director, officer or employee of any Non-Controlled Subsidiary (to the extent appointed by a Person that is not an Affiliate of the Borrower, is a Sanctioned Person. No Loan or use of proceeds by the Borrower will violate any Anti-Corruption Laws or applicable Sanctions.
ARTICLE IV

Conditions Precedent
SECTION 4.01.    Conditions Precedent to the Effective Date. This Agreement shall become effective on the Effective Date upon each of the following conditions having been satisfied (or waived in accordance with Section 9.02):
(a)    Loan Documents. The Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) any promissory notes requested by a Lender pursuant to Section 2.07, and (iii) the 2017 Fee Letter signed on behalf of the parties thereto.
(b)    Effective Date Certificate. The Agent shall have received (i) an Effective Date Certificate of the Borrower, dated the Effective Date and executed by its Secretary or Assistant Secretary or an Officer, which shall (A) certify the resolutions of its Board of Directors (or similar governing body) authorizing the execution, delivery and performance of the Loan Documents to which it is party by the Borrower, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of the Borrower authorized to sign such Loan Documents, (C) contain appropriate attachments, including the certificate or articles of incorporation (or similar constitutive document) of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower and a true and correct copy of its bylaws (or similar constitutive document), or certify that such documents have not been amended since the Effective Date and remain in full force and effect, and (D) certify as to the other matters covered thereby, and (ii) a good standing certificate for the Borrower dated the Effective Date or a recent date prior to the Effective Date satisfactory to the Agent from the Borrower’s jurisdiction of organization.
(c)    Legal Opinion. The Agent shall have received, on behalf of itself and the Lenders on the Effective Date, a favorable written opinion of counsel for the Borrower in form and substance satisfactory to the Agent.

(d)    Representations and Warranties. The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the Effective Date.
(e)    No Defaults. At the time of and immediately after the Effective Date, no (i) Event of Default, or (ii) event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both, has occurred and is continuing.
(f)    Fees. The Agent and the Lenders shall have received from the Borrower payment of all fees required to be paid on or before the Effective Date.
(g)    Costs and Expenses. The Borrower shall have paid all reasonable and documented costs and expenses of the Agent (including the fees and expenses of Linklaters LLP as special counsel to the Lenders to the extent previously agreed) in connection with the preparation, execution, delivery and administration of this Agreement.
(h)    Existing Letters of Credit. The Agent shall have received satisfactory evidence that (i) all of the letters of credit issued under the Existing Credit Agreement have been cancelled or replaced pursuant to documentation in form and substance satisfactory to the Agent, and (ii) the Borrower has no outstanding reimbursement obligations in respect thereof.
(i)    Cash Collateral. The Borrower shall have entered into a Cash Collateral Agreement and Cash Collateralized its obligation to pay (by providing Cash Collateral with a value equal to) the Commitment Fees for the period from (and including) the Effective Date to (but excluding) the date falling one year after the Effective Date.
(j)    USA PATRIOT Act. The Agent shall have received all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
SECTION 4.02.    Credit Extensions On or After the Effective Date. On the date of each Credit Extension on or after the Effective Date:
(a)    The Agent shall have received a Borrowing Request as required by Section 2.03.
(b)    The Agent (or its counsel) shall have received the Parent Guaranty signed on behalf of the Parent Guarantor and each of the other documents listed in Section 4.03, and the Parent Guaranty shall be in full force and effect.

(c)    The representations and warranties set forth in Article III hereof (other than Section 3.04) and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
(d)    At the time of and immediately after such Credit Extension, no Default as described in Sections (a), (b), (g) or (h) of Article VII or Event of Default shall have occurred and be continuing or result from such Credit Extension.
(e)    After making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Credit Commitments shall not exceed the lower of (i) the Revolving Credit Commitments then in effect, and (ii) 95.0% of the Guaranteed Amount.
(f)    After making the Credit Extensions requested on such Credit Date, the sum of the Maximum Amount Due shall not exceed the Guaranteed Amount.
(g)    Each such Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Extension as to the matters specified in clauses (d) and (e) of this Article IV.
SECTION 4.03.    Parent Guaranty. The condition precedent specified in Section 4.02(b) shall only be satisfied, and solely for purposes of satisfying such condition precedent, the Parent Guaranty and, if applicable, any amendment thereto which increases the Guaranteed Amount, shall only be deemed to be in full force and effect, upon each of the following conditions having been satisfied (or waived in accordance with Section 9.02):
(a)    The Agent shall have received, on behalf of itself and the Lenders, (i) a favorable written opinion of counsel for the Parent Guarantor in respect of the enforceability of the Parent Guaranty (or the relevant amendment thereto) and (ii) a favorable written opinion of in-house counsel to the Parent Guarantor with regard to matters of French law, in each case, in form and substance reasonably satisfactory to the Agent.
(b)    The Agent shall have received (i) a certificate of the Parent Guarantor, dated as of the date of the Parent Guaranty (or, as the case may be, the date of the relevant amendment) and executed by an authorized officer or director, which shall (A) certify the resolutions of its Board of Directors authorizing the execution, delivery and performance of the Parent Guaranty (or the relevant amendment thereto) by the Parent Guarantor, (B) identify by name and title and bear the signatures of the Persons authorized to sign the Parent Guaranty (or the relevant amendment thereto) on behalf of the Parent Guarantor, and (C) contain appropriate attachments, including the constitutional documents of the Parent Guarantor, and (ii)  a certificate of the Borrower confirming the Guaranteed Amount as of the date of the Parent Guaranty (or, as the case may be, the date of the relevant amendment).
For the avoidance of doubt, nothing in this Section 4.03 shall limit the effectiveness of the Parent Guaranty, which shall remain enforceable in accordance with its terms regardless of (i) the satisfaction (or otherwise) of any condition specified in this Section 4.03 or (ii) any other provision of this Agreement.
ARTICLE V

Affirmative Covenants
The Borrower covenants and agrees that, until the Revolving Credit Commitments have expired or been terminated, all of the Obligations have been repaid in full:
SECTION 5.01.    Financial Statements and Other Information    . The Borrower will furnish to the Agent (which will promptly furnish such information to the Lenders):
(a)    within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Agent to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(b)    within one hundred and twenty (120) days after the end of each fiscal year of the Parent Guarantor, its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year;
(c)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided to the extent all such documents are included in the quarterly report for the Borrower on Form 10-Q filed with the SEC, the requirements of this clause (b) shall be deemed to have been satisfied if the Agent has been furnished with such quarterly report in the time period specified above in this clause (b);
(d)    within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;
(e)    promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and
(f)    written notice of the occurrence of an Event of Default, which notice shall be given within five (5) Business Days after the actual knowledge of an officer of the Borrower of such occurrence, specifying the nature and extent thereof and, if continuing, the action the Borrower is taking or proposes to take in respect thereof.
Anything required to be delivered pursuant to clause (a), (b), (c) or (d) above (to the extent any such financial statements or reports are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the applicable Loan Party posts such reports, or provides a link thereto, on such Loan Party’s website on the Internet, or on the date on which such reports are filed with the SEC and become publicly available.
SECTION 5.02.    [Reserved]
SECTION 5.03.    Existence; Conduct of Business . The Borrower will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, authorizations, qualifications and accreditations material to the conduct of its business, in each case if the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation or other transaction.

SECTION 5.04.    Maintenance of Properties. The Borrower will (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.    Compliance with Laws. The Borrower will comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06.    Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes. No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, U or X. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of the Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.07.    Insurance. The Borrower will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies). The Borrower will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.
SECTION 5.08.    [Reserved].
SECTION 5.09.    Books and Records. The Borrower will maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower.

SECTION 5.10.    Inspection Rights. The Borrower will permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that so long as no Event of Default has occurred and is continuing, the Borrower shall not be required to pay for more than one such visit by the Agent per fiscal year.
SECTION 5.11.    Payment of Taxes, Etc. The Borrower will pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property or assets or in respect of any of its income, business or franchises before any penalty accrues thereon and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property or assets or in respect of any of its income, business or franchises before any penalty accrues thereon, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and provided further, that in no event shall the Borrower be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
SECTION 5.12.    Cash Collateral. If, as of any date, the Guaranteed Amount is less than $100,000,000, the Borrower shall ensure that the cash balance of the Account (as defined in the Cash Collateral Agreement) is no less than the amount of the Commitment Fees for the period from (and including) such date to (but excluding) the earlier of the date falling one year after such date and the Scheduled Maturity Date.
SECTION 5.13.    Payment of Judgments. The Borrower shall pay all final non-appealable judgments which remain unpaid, undischarged and unstayed on or before the sixtieth (60) day after such judgment becomes final, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

[Reserved]
ARTICLE VII

Events of Default
If any of the following events (each, an “Event of Default”) shall occur and be continuing:
(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(b)    the Borrower shall fail to pay any interest, fee or other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c)    any representation or warranty made by any Loan Party (or any of their respective officers or other representatives) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed to have been made (unless, if the circumstances giving rise to such misrepresentation or breach of warranty are capable of being remedied, such Loan Party remedies such circumstances within thirty (30) days after receipt of notice to such Loan Party from the Agent specifying such inaccuracy);
(d)    the Borrower or the Parent Guarantor shall fail to perform or observe any term, covenant, or agreement contained herein or in any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to such Person by the Agent or the Required Lenders, except where such default cannot be reasonably cured within 30 days but can be cured within 60 days, such Person has (i) during such 30-day period commenced and is diligently proceeding to cure the same and (ii) such default is cured within 60 days after the earlier of becoming aware of such failure and receipt of notice to such Person from the Agent or the Required Lenders specifying such failure;
(e)    the Parent Guarantor shall fail to pay (i) any indebtedness for borrowed money pursuant to a loan agreement, or (ii) any noncontingent payment obligation pursuant to a letter of credit agreement, in either case individually or in the aggregate, in excess of $200,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness or obligation, provided, however, that a written waiver of such failure by the Person to whom such indebtedness or obligation is owed shall be a written waiver of the Event of Default resulting pursuant to this clause (e) from such failure; or the maturity of such indebtedness or obligation is accelerated, provided, however, that a written waiver of such failure by the Person to whom such indebtedness or obligation is owed shall be a written waiver of the Event of Default resulting pursuant to this clause (e) from such failure;
(f)    (i) the Borrower shall fail to make any payment when the same becomes due and payable with respect to any Material Indebtedness, and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness; or (iii) any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;
(g)    the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Borrower or the Parent Guarantor in an involuntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law or (ii) a decree or order adjudging the Borrower or the Parent Guarantor bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower or the Parent Guarantor under any applicable United States federal, state, or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or the Parent Guarantor, or ordering the winding up or liquidation of the affairs of the Borrower or the Parent Guarantor, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days;
(h)    the commencement by the Borrower or the Parent Guarantor of a voluntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Borrower or the Parent Guarantor to the entry of a decree or order for relief in respect of the Borrower or the Parent Guarantor in an involuntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Borrower or the Parent Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable United States federal, state, or foreign law, or the consent by the Borrower or the Parent Guarantor to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or similar official of the Borrower or the Parent Guarantor or of any substantial part of the property of, or the making by the Borrower or the Parent Guarantor of an assignment for the benefit of creditors, or the admission by the Borrower or the Parent Guarantor in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower or the Parent Guarantor in furtherance of any such action;
(i)    an ERISA Event occurs which results in the imposition or granting of security, or the incurring of a liability that individually and/or in the aggregate has or would have a Material Adverse Effect; or
(j)    at any time when Obligations are outstanding, the Parent Guarantor shall repudiate, or assert the unenforceability of, the Parent Guaranty, or the Parent Guaranty shall for any reason not be in full force and effect;
then, and in every such event (other than an event described in clause (g) or (h) of this Article VII), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments and thereupon the Revolving Credit Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal or other amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event described in clause (g) or (h) of this Article VII, the Revolving Credit Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, without further action of the Agent or any Lender. Upon the occurrence and the continuance of an Event of Default, the Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
In the event of any Event of Default specified in clause (f) above in this Article VII, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the Agent or the Lenders if, within ten (10) days after such Event of Default arose, (i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (ii) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (iii) the default that is the basis for such Event of Default has been cured to the satisfaction of the holders thereof.
ARTICLE VIII

The Agents
Each of the Banks hereby irrevocably appoints each of the Agents as its agent and authorizes each of the Agents to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The bank serving as either of the Agents hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent or the Security Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Agent or the Security Agent hereunder.
The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except, subject to the last paragraph of this Article VIII, discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Agent or any of its Affiliates in any capacity. Neither of the Agents shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither of the Agents shall be deemed to have knowledge of any Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither of the Agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to any of the Agents.
Each of the Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each of the Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each of the Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Each of the Agents may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agents. Each of the Agents and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as either of the Agents.
Subject to the appointment and acceptance of a successor Agent or Security Agent as provided in this paragraph, any of the Agents may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor, which shall be another Lender; provided that during the existence and continuation of an Event of Default, no consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent or Security Agent gives notice of its resignation, then the retiring Agent or Security Agent may, on behalf of the Banks, appoint a successor Agent or Security Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Borrower. Upon the acceptance of its appointment as Agent or Security Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Security Agent, and the retiring Agent or Security Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent or Security Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After either of the Agents’ resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent or Security Agent, its sub‑agents and their respective

Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent or Security Agent.
Each Bank acknowledges that it has, independently and without reliance upon any of the Agents or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any of the Agents or any other Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
Each Bank, by virtue of its acceptance of the benefits of the Cash Collateral Agreement, hereby further authorizes the Security Agent, on behalf of and for the benefit of the Banks, to enter into the Cash Collateral Agreement as secured party and each Bank agrees to be bound by the terms of the Cash Collateral Agreement; provided that the Security Agent shall not (a) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in the Cash Collateral Agreement or (b) release any Cash Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the Cash Collateral Agreement), in each case without the prior consent of the Required Lenders; provided further, however, that, without further written consent or authorization from the Lenders, the Security Agent may execute any documents or instruments necessary to release any Lien encumbering any Cash Collateral if the Guaranteed Amount as of such date is at least $100,000,000. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Security Agent and each Bank hereby agree that no Bank shall have any right individually to realize upon any Cash Collateral under the Cash Collateral Agreement, it being understood and agreed that all powers, rights and remedies under the Cash Collateral Agreement may be exercised solely by the Security Agent for the benefit of the Banks in accordance with the terms thereof.
ARTICLE IX

Miscellaneous
SECTION 9.01.    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to the Borrower, to SunPower Corporation at:
77 Rio Robles
San Jose, CA 95134

Attention: Charles Boynton, Chief Financial Officer
Facsimile : 408-240-5417
Email: Charles.Boynton@sunpowercorp.com
with a copy (which shall not constitute notice) to:
77 Rio Robles
San Jose, CA 95134
Attention: General Counsel
Facsimile: 408-240-5400

(ii)    if to the Agent, to Crédit Agricole CIB at:
Crédit Agricole Corporate and Investment Bank
1301 Avenue of the Americas
New York, NY 10019
Attention: Agnes Castillo
Facsimile: 917-849-5463 or 917-849-5456
Email: Agnes.Castillo@ca-cib.com
with a copy (which shall not constitute notice) to:
Crédit Agricole Corporate and Investment Bank
1301 Avenue of the Americas
New York, NY 10019
Attention: Marisol Ortiz
Tel: (212) 261-3710
Facsimile: (917) 849-5528
Email: Marisol.ortiz@ca-cib.com
(iii)    if to any other Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.
(b)    All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
(c)    Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to notice of any Event of Default delivered pursuant to Section 5.01(f) unless otherwise agreed by the Agent and the applicable Bank. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
(d)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(e)    Platform.
(i)    The Borrower agrees that the Agent may with the Borrower’s prior written consent as to any particular Communication (as defined below), but shall not be obligated to, make the Communications available to the other Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Agent or any of its related parties (collectively, the “Agent Parties”) have any liability to the Borrower or any of its Affiliates, any Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or its Affiliates pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or any Bank by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.02.    Waivers; Amendments. (a) No failure or delay by the Agent or any Bank in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Banks hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Credit Extension shall not be construed as a waiver of any Event of Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Event of Default at the time.
(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, provided that the Borrower and the Agent may enter into a Change in Control Amendment under Section 2.20, (ii) in the case of any amendment to the Parent Guaranty that increases the Guaranteed Amount, the Parent Guarantor and the Agent may enter into an agreement to effectuate such an amendment, without the consent of any Lender, or (iii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Agent and the Borrower, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Revolving Credit Commitment of any Lender without the written consent of such Lender; it being understood that the waiver of any Event of Default or mandatory prepayment shall not constitute an increase of any Revolving Credit Commitment of any Lender, (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees (including any prepayment fees) payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, Fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Credit Commitment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.11(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate, (D) change Sections 2.08(b), 2.16(b) or 2.16(e) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender,

(E) change any of the provisions of this Section 9.02, the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (F) amend any of the provisions of Section 2.20 or the definition of “Change in Control” without the written consent of each Lender, (G) without the written consent of each Lender, amend the Parent Guaranty in any material respect adverse to the Lenders (it being understood and agreed, however, that an amendment to or amendment and restatement of the Parent Guaranty shall not be deemed to be adverse to the Lenders to the extent it increases the Guaranteed Amount) or, if any Obligations are outstanding, release the Parent Guarantor from any of its obligations under the Parent Guaranty (provided that the Agent, without the consent of any Lender, may agree to a reduction of the Guaranteed Amount so long as the aggregate principal amount of all Loans then outstanding does not exceed 95.0% of the Guaranteed Amount, after giving effect to such reduction), or (H) waive any conditions precedent set out in Article IV in respect of any Credit Extension without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties under this Agreement or any other Loan Document of the Agent, without the prior written consent of the Agent. The Agent may without the consent of any Lender also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.
(c)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, no Event of Default has occurred and is continuing and the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may, with the prior written consent of the Agent (such consents not to be unreasonably withheld or delayed), elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement by the Borrower, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Loans due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.13 and 2.15, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.14 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender (the “Required Payment”). Each Lender agrees that if the Borrower exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04. If any Non-Consenting Lender does not promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04, then the Agent or the Borrower shall be entitled (but not obligated) to execute and deliver such agreement and documentation relating to such assignment on behalf of such Non-Consenting Lender and any such agreement and/or documentation so executed by the Agent or the Borrower shall be effective for purposes of documenting an assignment pursuant to Section 9.04 upon the Borrower making the Required Payment to such Non-Consenting Lender.
(d)    The Agents and the Borrower may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.
(e)    Notwithstanding the foregoing, the Borrower, the Agent and the Lenders may not, without the prior written consent of the Parent Guarantor, (i) change the manner, place and terms of payment or change or extend the time of payment of, renew, or alter any Obligation guaranteed by the Parent Guarantor under the Parent Guaranty, or in any manner modify, amend or supplement the terms of this Agreement or any documents, instruments or agreements executed in connection herewith, or (ii) take and hold security or additional security for any or all of the obligations or liabilities covered by the Parent Guaranty, in each case to the extent that the Parent Guaranty is then in effect and doing so would reasonably be expected to have a material adverse effect on the Parent Guarantor.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver. (a) The Borrower agrees to pay on demand all reasonable and documented costs and expenses of the Agent (including the fees and expenses of Linklaters LLP as special counsel to the Lenders to the extent previously agreed) in connection with the preparation, execution, delivery and administration of the Loan Documents.
(b)    The Borrower shall indemnify the Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including reasonable and documented fees and expenses of counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any environmental liability related in any way to the Borrower or any of its Subsidiaries or to

any property owned or operated by the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the negligence (if a Change in Control has not occurred), gross negligence (if a Change in Control has occurred) or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under clause (a) or (b) above, each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.
(d)    To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided, however, that the foregoing provisions shall not relieve the Borrower of its indemnification obligations as provided herein to the extent any Indemnitee is found liable for any such damages.
SECTION 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) below) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)  Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more commercial banks, savings banks, financial institutions or other institutional investors all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment or the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower, provided that no consent of the Borrower shall be required (1) for an assignment to an Eligible Assignee or (2) if an Event of Default has occurred and is continuing; and
(B)    except in the case of an assignment to an Eligible Assignee, the Agent.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Loans, the amount of the Revolving Credit Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds (as defined below)) shall be in a minimum amount of at least $5,000,000 unless each of the Borrower and the Agent otherwise consent;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption via an electronic settlement system acceptable to the Agent (or, if previously agreed with the Agent, manually) together with payment by the assignee to the Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Credit Agricole CIB or any Affiliate thereof or (z) in the case of an assignee which already is a Lender or is an Affiliate or Approved Fund of a Lender); and
(D)    the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Agent (1) an Administrative Questionnaire and (2) if applicable, an appropriate IRS form (such as IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI or any successor form adopted by the relevant United States taxing authority).
The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 (subject to the requirements of Section 2.15) and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.
(iv)    The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, or principal amount of, and any interest on, the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax certifications required by clause (b)(ii)(D)(2) above (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this clause (b) of this Section and any written consent to such assignment required by this clause (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(a), 2.16(c) or 9.03(c), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04.
(vi)    By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04 or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(c)    (i)  Any Lender may sell participations to one or more commercial banks, savings banks or other financial institutions or, with the consent of the Borrower (so long as no Event of Default has occurred and is continuing), other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment or the Loans or other Obligations owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) no such Participant shall be a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X, and (E) neither the Borrower nor any of its Affiliates shall be a Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to clause (c)(ii) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of each Participant and the principal amounts of, and stated interest on, each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the

Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other governmental authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder, the Borrower shall be deemed to have given its consent fifteen (15) Business Days after the date notice thereof (which notice shall specify such fifteen-day notice period described herein) has been delivered by the assigning Lender (through the Agent) unless such consent is expressly refused by the Borrower prior to such fifteenth Business Day.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Credit Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the reimbursement of any amounts drawn thereunder, and the termination hereof, the expiration or termination of the Revolving Credit Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letters and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in ‘PDF’ format by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07.    Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff    . If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time after the Effective Date, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower. The applicable Lender shall notify the Borrower and the Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court sitting in the Borough of Manhattan in New York City.
(d)    To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by express or overnight mail or courier, postage prepaid, directed to it at its address for notices as provided for in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(e)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN

WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.09(e) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
SECTION 9.10.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.11.    Confidentiality. The Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, insurance providers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory, governmental or administrative authority or any self-regulatory body, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its businesses, or the Transactions other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.12.    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that (a) it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein and (b) it is not and will not become a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.
SECTION 9.13.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Parent Guarantor and, which information includes the name and address of the Borrower and the Parent Guarantor and other information that will allow such Lender to identify the Borrower and the Parent Guarantor in accordance with the USA PATRIOT Act.
SECTION 9.14.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any of the Obligations, together with all fees, charges and other amounts which are treated as interest on such Obligations under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Obligations or participation in accordance with applicable law, the rate of interest payable in respect of such Obligations or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Obligations or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Obligations or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.15.    Termination of Security Agreement and Subsidiary Guaranty. The parties hereto hereby agree that the Security Agreement and the Subsidiary Guaranty shall be automatically terminated with immediate effect on the Effective Date. On the Effective Date, the Security Agent shall execute and deliver to the Borrower, at the Borrower’s expense, any releases or similar documents that the Borrower shall reasonably request to evidence such terminations, including without limitation (i) a release of Liens in the Collateral,

(ii) a release of the Subsidiary Guarantors under the Subsidiary Guaranty, (iii) UCC termination statements, and (iv) a notice of termination for any deposit account control agreements, in each case in a form reasonably acceptable to the Security Agent. Any execution and delivery of termination statements, releases or other documents pursuant to this Section 9.15 shall be without recourse to or warranty by the Security Agent.
SECTION 9.16.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUNPOWER CORPORATION

by

Name:
Title:

In its capacity as Parent Guarantor and as acknowledgement of its consent to this Agreement:

TOTAL S.A.

By

Name:
Title:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, individually, as Agent and as Security Agent

By

Name:
Title:

By

Name:
Title:

[SIGNATURES OF OTHER LENDERS]

SCHEDULE 1

COMMITMENT SCHEDULE

Bank	Revolving Credit Commitment
Crédit Agricole Corporate and Investment Bank	$81,000,000.00
Deutsche Bank AG New York Branch	$69,000,000.00
HSBC Bank USA, National Association	$57,000,000.00
Mizuho Bank, Ltd.	$57,000,000.00
Santander Bank, N.A.	$24,000,000.00
Citicorp North America, Inc.	$12,000,000.00
Total	$300,000,000.00